EXHIBIT 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

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April 16, 2007	FILE NO. 64887.24
Board of Trustees
First Potomac Realty Trust
7600 Wisconsin Avenue
11th Floor
Bethesda, Maryland 20814
First Potomac Realty Trust Registration Statement on Form S-8
650,000 Common Shares of Beneficial Interest
Ladies and Gentlemen:
We have acted as special counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 650,000 (the “Shares”) common shares of beneficial interest of the Company, $0.001 par value per share (the “Common Shares”), available for future issuance under the Company’s 2003 Equity Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
We have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).
Based upon the foregoing and subject to the other qualifications, assumptions and limitations contained herein, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

Board of Trustees
First Potomac Realty Trust
April 16, 2007

     1. The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland.
     2. The Shares, when and to the extent issued and delivered pursuant to and in accordance with the requirements of the Plan, will be validly issued, fully paid and nonassessable.
     In expressing the opinions set forth above, we have assumed that the Shares (i) will not be issued in violation of any restriction or limitation contained in the Company’s Declaration of Trust, as amended or supplemented as of the date hereof (the “Charter”), and (ii) upon issuance, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Charter.
     The foregoing opinion is limited to the Maryland REIT Law, and we do not express any opinion herein concerning any other law. Our opinion set forth in paragraph 1 above is based solely on a certificate of the State Department of Assessments and Taxation of the State of Maryland dated April 13, 2007. We express no opinion as to the applicability or effect of any federal or state securities laws, or as to federal or state laws regarding fraudulent transfers or fraudulent conveyances, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion as expressed herein would be governed by any law, statute or regulation other than the Maryland REIT Law, we do not express any opinion on such matter.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.
     This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Board of Trustees
First Potomac Realty Trust
April 16, 2007

Very truly yours,
/s/ Hunton & Williams LLP
07853/08345/02151/08560